UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EnergySolutions, Inc.
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EnergySolutions, Inc.

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 23, 2012

This document provides additional supporting rationale for the Board of Directors’ recommendation that stockholders vote FOR the approval of the compensation of the Company’s named executive officers. See Attachment A for a summary of decisions related to Mr. Christensen’s 2012 compensation.

Stockholder Support

In addition to the Board of Directors’ recommendation, the executive compensation program has the support of the Company’s largest institutional stockholder, ValueAct Capital, and largest individual stockholder, J.I. “Chip” Everest, II*.  ValueAct Capital and Mr. Everest have voted FOR the executive compensation program.

Rationale to Vote FOR the Executive Compensation Program

•                  The Board of Directors has a strong pay-for-performance philosophy and believes that equity should be a significant portion of executive compensation to ensure that pay is aligned with stockholder value.

•                  Equity accounted for 65% of Mr. Christensen’s total target compensation in 2011.

•                  The 2011 equity compensation structure effectively aligned realizable pay with actual performance.

•                  The combined realizable value of Mr. Christensen’s 2011 equity grants as of year-end 2011 was 63% lower than the combined grant date fair value, as compared to a 50% drop in stock value over the same time period, as shown below:

•                  The 2011 performance-based cash incentive compensation was paid based on achieving operating goals determined by the Compensation Committee at the beginning of the year:

•                  2011 Actual Plan EBITDA of $149 million outperformed the goal of $130 million; and

•                  2011 was one of the Company’s best safety years on record (as measured by OSHA reportable incidents per hour worked).

•                  2012 compensation decisions provide further evidence of the Board of Directors’ dedication to aligning pay with performance

•                  No change was made to Mr. Christensen’s base salary in 2012.

•                  The combined grant date fair value of Mr. Christensen’s 2012 equity grants was 31% lower than the combined grant date fair value of his 2011 equity grants.

•                  Eliminated “single trigger” vesting provisions for 2012 equity grants and replaced with “double trigger.”

•                  Target and Maximum Plan EBITDA goals for the 2012 performance-based cash incentive compensation are set to achieve performance significantly above 2011 results, as shown below.

Dollars shown in USD millions	Threshold	Target	Maximum
2012 Annual Incentive Plan Goals: Plan EBITDA	<$129.4	$161.7	$194.1
Growth over actual 2011 Plan EBITDA of $149.0	-13%	+9%	+30%
Payout (% of Target for Plan EBITDA Component)	0%	100%	200%

Conclusion

The compensation program is designed to align executive compensation with stockholder value, demonstrated by the reduced value of realizable compensation for 2011 compared to grant date fair value, consistent with the stock price decline.  The recent changes the Board of Directors made to the 2012 executive compensation program further reinforce this desired alignment with stockholders’ interests.  For the reasons stated above, the Board of Directors recommends that stockholders vote FOR the approval of the compensation of the Company’s named executive officers.

Important Information

We filed a definitive Proxy Statement with the Securities and Exchange Commission, or SEC, and furnished to our stockholders a Proxy Statement in connection with the solicitation of proxies for the 2012 Annual Meeting of Stockholders. Stockholders are urged to read the Proxy Statement relating to the 2012 Annual Meeting, as supplemented by this supplement, because it contains important information.  You may obtain free copies of the Proxy Statement at the SEC’s Internet website at www.sec.gov or upon written request to EnergySolutions Investor Relations, 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, or by calling (801) 649-2000.

*     The Company’s belief that Mr. Everest is the largest individual stockholder is based upon stock records and information available to the Company and includes shares held by Mr. Everest’s family trusts.

Attachment A

Summary of Decisions Related to President & CEO Compensation in 2012

Pay Element	2011	2012	Improvements in Pay-for-Performance

Salary	$750,000	$750,000	• No change

Annual Incentives

Award Value	Target: $750,000 Actual: $1,135,035	Target: $750,000 Actual: TBD	• Target: No change • Actual: 2012 bonus based on aggressive EBITDA goals (see below)

Plan EBITDA	Target: $130.0 million Actual: $149.1 million	Threshold: $129.4 million Target: $161.7 million Maximum: $194.1 million	• Threshold: Zero payout • Target: 9% increase over 2011 Actual • Maximum: 30% increase over 2011 Actual

Long-Term Incentives

Grant Date Fair Value	$2,822,738	$1,940,571	• Decreased grant date fair value by 31%

Change-in-Control (“CIC”) Treatment	Single Trigger (Accelerated vesting upon a CIC)	Double Trigger (Accelerated vesting upon qualifying termination following a CIC)	• Changed vesting treatment to double-trigger following a CIC

Total Target Direct Compensation (“TDC”)	$4,322,738	$3,440,571	• Decreased target TDC by 20%